EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	S. Mae Fujita Numata, Senior Vice President Chief Financial Officer and Corporate Secretary, Fisher Communications, Inc. (206) 404-6776
FISHER COMMUNICATIONS ANNOUNCES CONTINUED REVENUE IMPROVEMENT WITH SECOND QUARTER 2007 RESULTS
SEATTLE—(BUSINESS WIRE)—August 2, 2007—Fisher Communications, Inc. (NASDAQ: FSCI) today announced its financial results for the three-month and six-month periods ended June 30, 2007.
Revenues for the second quarter of 2007 were $41.3 million, reflecting an increase of $1.1 million or three percent over the second quarter of 2006 and a 20.6 percent increase over the first quarter of 2007. For the first half of 2007, total revenue increased $4.3 million, or six percent compared to the first half of 2006.
Net income for the second quarter 2007 was $2.3 million, even with net income of $2.3 million in the second quarter of 2006. In both years, second quarter net income was comprised of continuing and discontinued operations. More details on net income follow later in this release.
“The second quarter of 2007 continued our trend of revenue growth,” said Colleen B. Brown, President and CEO of Fisher Communications. “We gained solid revenue results over the first half of the year, driven by Fisher’s expanding efforts in Spanish-language television and increased rental income from Fisher Plaza. Over the second half of the year, we will continue to improve our market position by expanding our Internet presence and pursuing important distribution and partnership opportunities.”
Second Quarter 2007 Highlights and Recent Developments
•	Fisher finalized its purchase of four Univision-affiliated television stations located in Eastern Washington for $5.0 million as part of its focus on developing increased Spanish broadcasting. Univision is the dominant Spanish-language network and ranks as the fifth largest network in the United States. This transaction was initially announced in July 2006, and Fisher had been operating those stations under a Local Marketing Agreement since that time.

•	On July 9, 2007, Fisher debuted “Noticias Noroeste” — “Northwest News,” the Puget Sound’s first locally produced, all Spanish-language commercial news program airing on its Univision affiliates, KUNS-TV and KUNP-TV. Start-up costs were incurred in second quarter.

•	On July 17, 2007, the Company announced its acquisition of Pegasus News, a Dallas-based online local news company. A pioneer of hyper-local media. Pegasus News specializes in providing personalized local news, information, and advertising. Fisher plans to take the Pegasus’s news, information and advertising model to additional U.S. markets in the coming year.
Segment Revenue Details
Television revenue increased $1.0 million, or four percent, in the second quarter of 2007, over the second quarter of 2006. Radio revenue decreased $0.6 million, or five percent, in the same period. On a year-to-date basis, television and radio revenue increased six percent and one percent, respectively, compared to the same period in 2006.
Fisher Plaza revenue increased 37 percent in the second quarter and 33 percent in the first half of 2007, primarily as a result of increased average occupancy, rental rates and services fees compared to the same periods of 2006. Fisher Plaza occupancy was 91 percent as of June 30, 2007.
Net Income from Continuing and Discontinued Operations
For the second quarters of 2006 and 2007, net income was comprised of continuing and discontinued operations. Second quarter 2007 income from continuing operations was $0.7 million, compared to $1.8 million for second quarter 2006. Discontinued operations reflect the after-tax operating results attributable to the Company’s small-market radio stations sold or held for sale. During the second quarter of 2007, the Company sold one of the remaining six radio stations held for sale for $3.0 million. The second quarter and first half of 2007 income from discontinued operations includes a gain on the sale of $1.5 million (net of tax).
Loss from continuing operations for the six months ended June 30, 2007, was $0.6 million, compared to income from continuing operations for the same period of 2006 of $5,000. Including income from discontinued operations, six months ended June 30, 2007 consolidated net income was $1.0 million, compared to $0.6 million in the same period in 2006.
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About Fisher Communications
Fisher Communications, Inc.(NASDAQ: FSCI) is a Seattle-based communications company that owns and manages nineteen television stations and eight radio stations in the Pacific Northwest. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle. More information about Fisher Communications can be found at www.fsci.com.
Forward looking statement
This release contains forward-looking statements relating to Fisher Communications’ properties, products and services and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Fisher Communications’ actual results include general economic, industry and market sector conditions, the progress and costs of the development of our properties, products and services, the timing and extent of market acceptance of our products and services, our dependence on companies to distribute our products and services, the ability to successfully integrate acquired businesses and the successful execution of the Company’s strategic initiatives. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in Fisher Communications’ most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q as filed from time to time with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Fisher Communications undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six months ended		Three months ended
	June 30		June 30
(in thousands, except per-share amounts) Unaudited	2007	2006	2007	2006

Revenue	$75,542	$71,271	$41,299	$40,190
Costs and expenses Direct operating costs	28,050	25,398	13,775	12,567
Selling, general and administrative expenses	28,233	26,450	14,195	13,110
Amortization of program rights	9,434	9,336	7,011	7,065
Depreciation and amortization	5,857	5,027	3,016	2,511

	71,574	66,211	37,997	35,253

Income from operations	3,968	5,060	3,302	4,937
Other income, net	2,296	1,767	1,126	881
Interest expense	(6,904)	(6,822)	(3,410)	(3,368)

Income (loss) from continuing operations before income taxes	(640)	5	1,018	2,450
Provision (benefit) for federal and state income taxes	(71)	—	319	658

Income (loss) from continuing operations	(569)	5	699	1,792
Income from discontinued operations, net of income taxes	1,580	562	1,557	476

Net income	$1,011	$567	$2,256	$2,268

Income (loss) per share:
From continuing operations	$(0.06)	$0.00	$0.08	$0.21
From discontinued operations	0.18	0.07	0.18	0.05

Net income per share	$0.12	$0.07	$0.26	$0.26

Income (loss) per share assuming dilution:
From continuing operations	$(0.06)	$0.00	$0.08	$0.21
From discontinued operations	0.18	0.07	0.18	0.05

Net income per share	$0.12	$0.07	$0.26	$0.26

Weighted average shares outstanding	8,721	8,708	8,722	8,710
Weighted average shares outstanding assuming dilution	8,727	8,716	8,729	8,719
FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31
(in thousands) Unaudited	2007	2006

Assets
Current assets	$50,286	$57,058
Marketable securities, at market value	187,510	188,307
Other assets	106,861	104,005
Property, plant and equipment, net	147,214	148,207

Total assets	$491,871	$497,577

Liabilities and stockholders’ equity
Current liabilities	$19,097	$26,044
Long-term debt	150,000	150,000
Deferred income taxes	54,860	54,414
Other liabilities	27,503	27,554

Total liabilities	251,460	258,012

Stockholders’ equity, other than accumulated other comprehensive income	121,438	120,071
Accumulated other comprehensive income, net of income taxes	118,973	119,494

Total stockholders’ equity	240,411	239,565

Total liabilities and stockholders’ equity	$491,871	$497,577